Exhibit 107

Calculation of Filing Fee Tables

Schedule 14A

(Form Type)

EMCORE Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$36,975,362.00(1)(2)	0.00015310	$5,661.00(3)

Fees Previously Paid	—		—

Total Transaction Valuation	$36,975,362.00

Total Fees Due for Filing			$5,661.00

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$5,661.00

(1)   Title of each class of securities to which transaction applies:

Common stock, no par value (“Common Stock”), of EMCORE Corporation, a New Jersey corporation (the “Registrant”).

(2)   Aggregate number of securities to which transaction applies:

As of the close of business on December 23, 2024, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 11,927,536, which consists of (a) 9,080,833 issued and outstanding shares of Common Stock; (b) 987,209 shares of Common Stock subject to outstanding restricted stock unit awards with time-based vesting restrictions in respect of shares of Common Stock; (c) 48,966 shares of Common Stock subject to outstanding restricted stock unit awards with performance vesting conditions (to the extent not vested) in respect of shares of Common Stock (assuming satisfaction of the applicable performance vesting conditions at 100% of target and waiver of any time-based vesting conditions); and (d) 1,810,528 shares of Common Stock reserved for issuance under that certain warrant, dated by April 29, 2024, by HCP FVU LLC and its successors and assigns (the “Hale Capital Warrant”).

(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

Solely for the purpose of calculating the filing fee, as of the close of business on December 23, 2024, the underlying value of the transaction was calculated as the aggregate sum (such sum, the “Total Consideration”) of:

a.   the product of 9,080,833 issued and outstanding shares of Common Stock multiplied by the Merger Consideration (as defined in the Agreement and Plan of Merger, dated as of November 7, 2024, by and among the Registrant, Velocity One Holdings, LP, a Delaware limited partnership, Aerosphere Power Inc., a New Jersey corporation, and Velocity Merger Sub, Inc., a New Jersey corporation, as may be amended from time to time) of $3.10 per share of Common Stock;

b.  the product of 987,209 shares of Common Stock subject to outstanding restricted stock unit awards with time-based vesting restrictions in respect of shares of Common Stock multiplied by the Merger Consideration of $3.10 per share of Common Stock;

c.   the product of 48,966 shares of Common Stock subject to outstanding restricted stock unit awards with performance vesting conditions (to the extent not vested) in respect of shares of Common Stock (assuming satisfaction of the applicable performance vesting conditions at 100% of target and waiver of any time-based vesting conditions) multiplied by the Merger Consideration of $3.10 per share of Common Stock; and

d.  the product of 1,810,528 shares of Common Stock reserved for issuance under the Hale Capital Warrant multiplied by $3.10 per share of Common Stock.

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the Total Consideration by 0.00015310.